Exhibit (10)(j)(6)

AMENDMENT NO. 5 TO THE
ALLTEL CORPORATION
 BENEFIT RESTORATION PLAN

Effective upon execution, the Alltel Corporation Benefit Restoration Plan is amended to add a new Article X at the end thereof to provide as follows:

ARTICLE X

SPECIAL EXCLUSION OF CASH IN LIEU OF STOCK OPTIONS, GOODWILL/RETENTION BONUS AND CEO DISCRETIONARY BONUS PAYMENTS

Notwithstanding any other provision in the Plan, the amounts credited or benefits payable under the Plan with respect to a Participant shall be determined as if the Participant's compensation for all purposes (including for the Plan, Profit-Sharing Plan, Thrift Plan, and Pension Plan) did not include compensation attributable to cash in lieu of stock options, any amounts paid related to or paid in lieu of a change in control agreement and any other discretionary bonus type payments or bonus payments, including but not limited to, goodwill/retention bonus payments and any CEO discretionary bonus payments paid in accordance with Section 2.3(a) and Section 5.4(a) of the Agreement and Plan of Merger, dated as of May 20, 2007, among Atlantis Holdings LLC, a Delaware limited liability company, Atlantis Merger Sub, Inc., a Delaware corporation, and Alltel Corporation, a Delaware corporation (the "Merger Agreement").  For purposes of clarity, the amounts credited or benefits payable under the Plan with respect to a Participant shall be determined as if the cash in lieu of stock options, goodwill/retention bonus and the CEO discretionary bonus that are paid in accordance with the Merger Agreement had never been paid to the Participant.

IN WITNESS WHEREOF, this Amendment has been executed as of this 1stday of November, 2007.

ALLTEL CORPORATION

By: /s/ Scott T. Ford
  Title: President and Chief Executive Officer